EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Net Revenues of $53.9 Million for the Second Quarter Ended June 30, 2015

RANCHO CUCAMONGA, Calif., Aug. 12, 2015 (GLOBE NEWSWIRE) -- Amphastar Pharmaceuticals, Inc. (NASDAQ:AMPH) ("Amphastar" or the "Company") today reported results for the second quarter ended June 30, 2015.

  Net revenues of $53.9 million for the second quarter
  GAAP net loss of $6.6 million, or $0.15 per diluted share for the second quarter
  Adjusted non-GAAP net loss of $3.9 million, or $0.09 per diluted share for the second quarter
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(in thousands, except per share data)
Net revenues	$ 53,853	$ 49,003	$ 110,739	$ 94,873
GAAP net loss	$ (6,647)	$ (1,180)	$ (7,312)	$ (2,799)
Adjusted non-GAAP net income (loss)*	$ (3,870)	$ 752	$ (4,204)	$ 631
GAAP diluted EPS	$ (0.15)	$ (0.03)	$ (0.16)	$ (0.07)
Adjusted non-GAAP diluted EPS*	$ (0.09)	$ 0.02	$ (0.09)	$ 0.02

*see Table II for reconciliation of non-GAAP measures to the most directly comparable GAAP measures

Second Quarter Results

For the three months ended June 30, 2015, the Company reported net revenues of $53.9 million, an increase of 10% from $49.0 million for the second quarter of 2014.

During the quarter, net revenues of enoxaparin were $19.5 million, a decrease of 28% compared to $27.2 million for the second quarter of 2014, due to a decrease in the average selling price partially offset by an increase in unit volume.

Other finished pharmaceutical product revenues were $30.6 million for the quarter, an increase of 41% compared to $21.7 million for the second quarter of 2014.

Sales of the Company's insulin API products were $3.8 million for the quarter compared to $0.1 million for the second quarter of 2014.

Cost of revenues were $40.5 million, or 75% of revenues, and $34.0 million, or 69% of revenues, for the three months ended June 30, 2015 and 2014, respectively, representing an increase of $6.5 million, or 19%. This increase was primarily due to the cost of revenues of our insulin API products, and the impact of an increase in units sold. Decreases in the average selling price of enoxaparin contributed to the decrease in gross margins.

Selling, distribution, and marketing expenses were $1.5 million and $1.4 million for the three months ended June 30, 2015 and 2014, respectively. General and administrative expenses were $11.3 million and $8.6 million for the three months ended June 30, 2015 and 2014, respectively. The increase was primarily due an increase in corporate compensation expense, costs associated with our compliance with Sarbanes-Oxley section 404, as well as the inclusion of expenses generated at our French subsidiary, AFP, which we acquired in April 2014.

For the three months ended June 30, 2015, research and development expenses increased by 78% to $10.7 million from $6.0 million, compared to the second quarter of 2014. The increase was a result of an increase of $1.6 million in clinical trial expense, primarily related to our nasal naloxone product candidate. Additionally, we had an increase in expenses related to the development of several generic products.

Income tax benefit was $3.6 million and $0.7 million for the three months ended June 30, 2015 and 2014, respectively. The increase was primarily related to a larger pre-tax loss that occurred during the three months ended June 30, 2015.

The Company reported a quarterly net loss of $6.6 million, or $0.15 per fully diluted share, for the three months ended June 30, 2015, compared to a net loss of $1.2 million, or $0.03 per fully diluted share, for the same period in the prior year. The Company reported an adjusted non-GAAP quarterly net loss of $3.9 million, or $0.09 per fully diluted share, for the three months ended June 30, 2015, compared to adjusted non-GAAP net income of $0.8 million, or $0.02 per fully diluted share, for the same period in the prior year.

The Company's cash and cash equivalents, and short-term investments at June 30, 2015 were $75.7 million. Cash flow provided by operating activities for the six months ended June 30, 2015 was $3.8 million.

Pipeline Information

The Company currently has three abbreviated new drug applications, or ANDAs, filed with the FDA targeting products with a market size of over $0.5 billion, and another 12 generic products in development targeting products with a market size of over $17.0 billion. This market information is based on IMS Health data for the 12 months ended June 30, 2015. The proprietary pipeline includes a new drug application, or NDA, for Primatene®.  The Company is currently developing six other proprietary drugs including injectables, inhalation products, and other dosage forms.

Dr. Jack Zhang, CEO, commented: "We are pleased with our pipeline progress this quarter. Our Amphadase® supplement was approved by the FDA, which marks the first approved product that uses starting material from our facility in Nanjing, China and further validates our vertical integration strategy. Additionally, we have made significant progress on several of our generic pipeline products and on our nasal naloxone program."

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable and inhalation products. Additionally, in 2014, the Company commenced sales of insulin active pharmaceutical ingredient products. Most of the Company's finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company's website at www.amphastar.com.

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with generally accepted accounting principles in the U.S. or "GAAP." In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude amortization expense, share-based compensation and impairment charges in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most directly comparable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, August 12, 2015, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free 877-881-2595 (or 315-625-3083 for international callers), five minutes before the conference. The passcode for the conference call is 99914565. The call will be webcast live and can also be accessed on the Investors page on the Company's website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company's expectations regarding sales and marketing of its products, the timing of FDA filings and other matters related to its pipeline of product candidates and other future events. These statements are not historical facts but rather are based on Amphastar's current expectations, estimates, and projections regarding Amphastar's business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar's filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Table I
Amphastar Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

Net revenues	$ 53,853	$ 49,003	$ 110,739	$ 94,873
Cost of revenues	40,535	34,007	84,141	67,368
Gross profit	13,318	14,996	26,598	27,505

Operating expenses:
Selling, distribution, and marketing	1,470	1,352	2,992	2,612
General and administrative	11,308	8,638	23,759	15,484
Research and development	10,726	5,994	17,294	12,203
Impairment of long-lived assets	74	184	74	348
Total operating expenses	23,578	16,168	44,119	30,647

Loss from operations	(10,260)	(1,172)	(17,521)	(3,142)

Non-operating income (expense), net	31	(704)	1,095	(1,205)

Loss before income taxes	(10,229)	(1,876)	(16,426)	(4,347)
Income tax benefit	(3,582)	(696)	(9,114)	(1,548)

Net loss	$ (6,647)	$ (1,180)	$ (7,312)	$ (2,799)

Net loss per share:
Basic	$ (0.15)	$ (0.03)	$ (0.16)	$ (0.07)
Diluted	$ (0.15)	$ (0.03)	$ (0.16)	$ (0.07)

Weighted-average shares used to compute net loss per share:
Basic	44,849	39,767	44,725	39,268
Diluted	44,849	39,767	44,725	39,268

Table II
Amphastar Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited; in thousands, except per share data)

	Three Months Ended June 30,
	2015			2014
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 53,853	$ --	$ 53,853	$ 49,003	$ --	$ 49,003
Cost of revenues	40,535	(1,177)	39,358	34,007	(825)	33,182
Gross profit	13,318	1,177	14,495	14,996	825	15,821

Operating expenses:
Selling, distribution, and marketing	1,470	(60)	1,410	1,352	(29)	1,323
General and administrative	11,308	(2,702)	8,606	8,638	(1,890)	6,748
Research and development	10,726	(261)	10,465	5,994	(144)	5,850
Impairment of long-lived assets	74	(74)	--	184	(184)	--
Total operating expenses	23,578	(3,097)	20,481	16,168	(2,247)	13,921

Income (loss) from operations	(10,260)	4,274	(5,986)	(1,172)	3,072	1,900

Non-operating income (expense), net	31	--	31	(704)	--	(704)

Income (loss) before income taxes	(10,229)	4,274	(5,955)	(1,876)	3,072	1,196
Income tax expense (benefit)	(3,582)	1,497	(2,085)	(696)	1,140	444

Net income (loss)	$ (6,647)	$ 2,777	$ (3,870)	$ (1,180)	$ 1,932	$ 752

Net income loss per share:
Basic	$ (0.15)		$ (0.09)	$ (0.03)		$ 0.02
Diluted	$ (0.15)		$ (0.09)	$ (0.03)		$ 0.02

Weighted-average shares used to compute net income (loss) per share:
Basic	44,849		44,849	39,767		39,767
Diluted	44,849		44,849	39,767		40,817

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Three Months Ended June 30,
	2015				2014
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment
Cost of revenues	(448)	(729)		(1,177)	(446)	(379)		(825)
Selling, distribution, and marketing	--	(60)		(60)	--	(29)		(29)
General and administrative	(51)	(2,651)		(2,702)	(36)	(1,854)		(1,890)
Research and development	--	(261)		(261)	--	(144)		(144)
Impairment of long-lived assets			(74)	(74)			(184)	(184)

Reconciliation of Non-GAAP Measures (continued)

	Six Months Ended June 30,
	2015			2014
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 110,739	$ --	$ 110,739	$ 94,873	$ --	$ 94,873
Cost of revenues	84,141	(2,110)	82,031	67,368	(1,544)	65,824
Gross profit	26,598	2,110	28,708	27,505	1,544	29,049

Operating expenses:
Selling, distribution, and marketing	2,992	(99)	2,893	2,612	(50)	2,562
General and administrative	23,759	(4,227)	19,532	15,484	(3,114)	12,370
Research and development	17,294	(473)	16,821	12,203	(271)	11,932
Impairment of long-lived assets	74	(74)	--	348	(348)	--
Total operating expenses	44,119	(4,873)	39,246	30,647	(3,783)	26,864

Income (loss) from operations	(17,521)	6,983	(10,538)	(3,142)	5,327	2,185

Non-operating income (expense), net	1,095	--	1,095	(1,205)	--	(1,205)

Income (loss) before income taxes	(16,426)	6,983	(9,443)	(4,347)	5,327	980
Income tax expense (benefit)	(9,114)	3,875	(5,239)	(1,548)	1,897	349

Net income (loss)	$ (7,312)	$ 3,108	$ (4,204)	$ (2,799)	$ 3,430	$ 631

Net income (loss) per share:
Basic	$ (0.16)		$ (0.09)	$ (0.07)		$ 0.02
Diluted	$ (0.16)		$ (0.09)	$ (0.07)		$ 0.02

Weighted-average shares used to compute net income (loss) per share:
Basic	44,725		44,725	39,268		39,268
Diluted	44,725		44,725	39,268		40,186

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Six Months Ended June 30,
	2015				2014
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment
Cost of revenues	(893)	(1,217)		(2,110)	(891)	(653)		(1,544)
Selling, distribution, and marketing	--	(99)		(99)	--	(50)		(50)
General and administrative	(86)	(4,141)		(4,227)	(67)	(3,047)		(3,114)
Research and development	--	(473)		(473)	--	(271)		(271)
Impairment of long-lived assets			(74)	(74)			(348)	(348)
CONTACT: Amphastar Pharmaceuticals, Inc.
         Bill Peters
         Chief Financial Officer
         (909) 980-9484